August 22, 2024

JPMorgan Chase Bank, National Association

Structured Investments

$3,550,000

Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index due August 29, 2025

●	The certificates of deposit (“CDs”) are designed for investors who seek exposure to any appreciation of the J.P. Morgan Multi-Asset Index over the term of the CDs.
●	Investors should be willing to forgo interest payments, while seeking full repayment of principal at maturity.
●	The CDs are issued by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”). The CDs are insured only within the limits and to the extent described in this disclosure supplement and in the accompanying disclosure statement. See “Selected Risk Considerations — Risks Relating to the CDs Generally — Limitations on FDIC Insurance” in this disclosure supplement. Any payment on the CDs in excess of FDIC insurance limits is subject to the credit risk of JPMorgan Chase Bank.
●	Investing in the CDs is not equivalent to investing in a conventional CD or directly in the J.P. Morgan Multi-Asset Index or any of its Constituents.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The CDs priced on August 22, 2024 and are expected to settle on or about August 27, 2024.
●	CUSIP: 46655WS92
●	JPMorgan Chase & Co., our parent company, and/or its affiliates have previously agreed to make unconditional and irrevocable donations to UPchieve, Inc. (“UPchieve”), a nonprofit organization, to support the provision of free, online tutoring and college counseling to low-income high school students in the United States. These donations are not contingent on the sale of the CDs and will not impact the final terms of the CDs. We or our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the CDs. Some of these projected profits, if any, may be used to offset a portion of the donations. See “Supplemental Donation Information” in this disclosure supplement.
●	The issuance of the CDs and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2021 (with June 2022 Appendix 1). See “Supplemental Donation Information” in this disclosure supplement.

Investing in the CDs involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying disclosure statement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page DS-5 of this disclosure supplement.

Issue Price: $1,000 per $1,000 CD

Fees and Discounts: J.P. Morgan Securities LLC, which we refer to as JPMS, and its affiliates will pay all of the selling commissions of $8.50 per $1,000 CD received from us to other affiliated or unaffiliated dealers.

The estimated value of the CDs as determined by JPMS, when the terms of the CDs were set, was $976.80 per $1,000 CD. See “JPMS’s Estimated Value of the CDs” in this disclosure supplement for additional information.

Our affiliate, JPMS, certain of its affiliates and other broker-dealers may use this disclosure supplement and the accompanying disclosure statement and underlying supplement in connection with offers and sales of the CDs after the date hereof.

Disclosure supplement to the disclosure statement dated July 7, 2023 and underlying supplement no. CD-41-II dated August 25, 2023

Key Terms

Index: The J.P. Morgan Multi-Asset Index (Bloomberg ticker: MAX). The level of the Index reflects a 1.00% per annum daily deduction.

Participation Rate: 145.00%

Pricing Date: August 22, 2024

Original Issue Date (Settlement Date): On or about August 27, 2024

Observation Date*: August 26, 2025

Maturity Date*: August 29, 2025

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the CDs — Postponement of a Determination Date — CDs linked solely to the Index” in the accompanying underlying supplement and “General Terms of the CDs — Postponement of a Payment Date” in the accompanying disclosure statement

Payment at Maturity: At maturity, you will receive a cash payment, for each $1,000 CD, of $1,000 plus the Additional Amount, which may be zero.

You will receive no other interest payments during the term of the CDs. The repayment of your full principal amount applies only at maturity, subject to the credit risk of JPMorgan Chase Bank and applicable FDIC limits.

Additional Amount†: The Additional Amount payable at maturity per $1,000 CD will equal:

$1,000 × the Index Return × the Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 291.44

Final Value: The closing level of the Index on the Observation Date

Early Withdrawals: At par upon death or adjudication of incompetence of a beneficial holder of the CDs. For information about early withdrawals and the limitations on such early withdrawals, see “General Terms of the CDs — Additions and Withdrawals” in the accompanying disclosure statement.

† Subject to the impact of a commodity hedging disruption event as described under “General Terms of the CDs — Consequences of a Commodity Hedging Disruption Event” in the accompanying disclosure statement. In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cause the CD calculation agent to determine on the commodity hedging disruption date the value of the Additional Amount payable at maturity. Under these circumstances, the value of the Additional Amount payable at maturity will be determined prior to, and without regard to the closing level of the Index on, the Observation Date.

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The J.P. Morgan Multi-Asset Index

The J.P. Morgan Multi-Asset Index (the “Index”) was developed and is maintained and calculated by JPMS, one of our affiliates. The Index is reported by Bloomberg L.P. under the ticker symbol “MAX Index.”

The Index seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy. The Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures-based indices (each a “Constituent,” and collectively the “Constituents”), converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction. The Constituents represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan).

The Index selects and rebalances into a new notional portfolio composed of the Constituents at least once each month using a methodology that is designed to:

•	maintain a diversified allocation at all times;
•	allocate dynamically based on the market cycle; and
•	select allocations that attempt to deliver a stable volatility over time.

Maintaining a diversified allocation. A diversified portfolio’s return is the weighted average of its constituents’ returns, but its volatility is less than the weighted average of its constituents’ volatilities, because different assets don’t always move in the same direction — in this sense, a diversified portfolio can be said to deliver average returns with below-average volatility. In order to ensure diversification, the Index constitutes its selected portfolio from a universe of 10 Constituents, and imposes caps and floors on the Constituent weights at the individual and asset class levels. Each Constituent’s assigned weight must also be an increment of 5%, and the assigned weights must sum to 100%. The following table sets forth the current Constituents, the ticker for each Constituent, the minimum and maximum assigned weight for each Constituent and the minimum and maximum aggregate assigned weight for each asset class. For additional information about the Constituents, see “Background on the J.P. Morgan Futures Indices” in the accompanying underlying supplement.

	Constituent	Ticker	Individual Assigned Weight Constraints	Aggregate Assigned Weight Constraints
1	J.P. Morgan US Large Cap Equities Futures Index	JPUSLGEQ	Minimum: -10% Maximum: 40%	Minimum: 10% Maximum: 60%
2	J.P. Morgan US Small Cap Equities Futures Index	JPUSSMEQ
3	J.P. Morgan German Equities Futures Index	JPDEEQ
4	J.P. Morgan Japanese Equities Futures Index	JPJPEQ
5	J.P. Morgan 5Y U.S. Treasury Futures Index	JPUS5YT	Minimum: -10% Maximum: 40%	Minimum: 10% Maximum: 80%
6	J.P. Morgan 10Y U.S. Treasury Futures Index	JPUS10YT
7	J.P. Morgan German Government Bond Futures Index	JPDEBUND
8	J.P. Morgan Japanese Government Bond Futures Index	JPJP10YB
9	J.P. Morgan Brent Crude Oil Futures Index	JPBRENT	Minimum: -20% Maximum: 20%	Minimum: -30% Maximum: 30%
10	J.P. Morgan Gold Futures Index	JPMGOLD

Allocating dynamically based on the market cycle. Historical data and statistical analysis support the premise that assets tend to move in multi-year cycles. Depending on the asset class, these cycles can range from five to 30 years. The presence of these trends is one possible explanation for the academic research showing that, historically, asset classes exhibiting strong recent returns have been more likely to continue to exhibit positive returns. The Index attempts to take advantage of this dynamic by identifying a selected portfolio that reflects the strongest recent returns in local-currency terms from among the possible portfolios that meet the weight constraints set forth above and the volatility threshold described below.

Targeting stable volatility. One measure of risk used by many investors is volatility, which reflects the degree of variation in the value of an asset or portfolio over a period of time. Unlike asset-allocation approaches that aim to maintain stable proportions of different assets

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throughout the market cycle, the Index attempts to maintain a stable level of volatility over time. As compared to an approach that maintains consistent weights through the market cycle, the Index is designed to take on more volatility risk in calm markets and deliver lower volatility in choppy ones.

Identifying a selected portfolio. At least once each month, the Index identifies every notional portfolio that meets the individual Constituent and asset class weight constraints set forth above with weights in increments of 5% and a total weight of 100% and that has a recent historical volatility at or below a volatility threshold of 4%. The Index then selects and rebalances into the notional portfolio from that set with the strongest recent performance in local-currency terms. If no such notional portfolio exists, then the volatility threshold is increased by 1% (e.g., from 4% to 5%), and the procedure described in this paragraph is repeated, including the increase to the volatility threshold, until a notional portfolio has been selected.

Calculating the level of the Index. On any given day, the closing level of the Index (the “Index Level”) reflects (a) the weighted U.S. dollar performance of the Constituents tracked by the Index on that day less (b) the 1.00% per annum daily deduction. The Index Level was set equal to 100.00 on February 22, 1994, the base date of the Index. The Index Calculation Agent (as defined below) began calculating the Index on a live basis on November 18, 2022.

The Index is an “excess return” index because it provides notional exposure to the Constituents that in turn provide exposure to futures contract returns that reflect changes in the price of those futures contracts, as well as their “roll” returns. The Index is not a “total return” index because the Constituents do not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

JPMS is currently the sponsor of the Index (the “Index Sponsor”) and the calculation agent of the Index (the “Index Calculation Agent”).

See “The J.P. Morgan Multi-Asset Index” in the accompanying underlying supplement for additional information about the Index.

No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative portfolio or strategy that might be constructed from the Constituents. There is no guarantee that past performance trends referenced in identifying a selected portfolio will continue during the subsequent period when the Index provides exposure to that selected portfolio. In addition, no assurance can be given that the actual realized volatility of the Index will approximate 4%. The actual realized volatility of the Index will depend on the performance of the Constituents included in the selected portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 4%, perhaps significantly, or less than 4%. Furthermore, the volatility threshold is subject to upward adjustment and, thus, the realized volatility threshold used to determine any selected portfolio may be greater than 4%, perhaps significantly.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the Index Level.

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Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the CDs linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00; and
•	a Participation Rate of 145.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this disclosure supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this disclosure supplement.

Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the CDs. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity	Annual Percentage Yield (APY)
165.00	65.00%	$942.50	$1,942.50	93.55%
150.00	50.00%	$725.00	$1,725.00	71.99%
140.00	40.00%	$580.00	$1,580.00	57.61%
130.00	30.00%	$435.00	$1,435.00	43.22%
120.00	20.00%	$290.00	$1,290.00	28.82%
115.00	15.00%	$217.50	$1,217.50	21.62%
110.00	10.00%	$145.00	$1,145.00	14.42%
105.00	5.00%	$72.50	$1,072.50	7.21%
100.00	0.00%	$0.00	$1,000.00	0.00%
95.00	-5.00%	$0.00	$1,000.00	0.00%
90.00	-10.00%	$0.00	$1,000.00	0.00%
85.00	-15.00%	$0.00	$1,000.00	0.00%
80.00	-20.00%	$0.00	$1,000.00	0.00%
70.00	-30.00%	$0.00	$1,000.00	0.00%
60.00	-40.00%	$0.00	$1,000.00	0.00%
50.00	-50.00%	$0.00	$1,000.00	0.00%
40.00	-60.00%	$0.00	$1,000.00	0.00%
30.00	-70.00%	$0.00	$1,000.00	0.00%
20.00	-80.00%	$0.00	$1,000.00	0.00%
10.00	-90.00%	$0.00	$1,000.00	0.00%
0.00	-100.00%	$0.00	$1,000.00	0.00%

DS-4 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

The following graph demonstrates the hypothetical payments at maturity on the CDs for a range of Index Returns. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of $1,000 per $1,000 CD.

How the CDs Work

Upside Scenario:

If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 145.00%, for each $1,000 CD.

●	If the closing level of the Index increases 5.00%, investors will receive at maturity a return equal to 7.25% (APY: 7.21%), or $1,072.50 per $1,000 CD.

Par Scenario:

If the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity only the principal amount of their CDs.

The hypothetical returns and hypothetical payments on the CDs shown above apply only if you hold the CDs for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the CDs involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying disclosure statement and underlying supplement.

Risks Relating to the CDs Generally

●	THE CDs MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your CDs at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

●	THE INDEX IS SUBJECT TO A 1.00% PER ANNUM DAILY DEDUCTION —

This per annum deduction will be deducted daily. As a result of the per annum deduction, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deduction is made.

●	CREDIT RISK OF JPMORGAN CHASE BANK —

A depositor purchasing a principal amount of CDs in excess of FDIC insurance limits, when aggregated with all other deposits held by the depositor in the same right and capacity at JPMorgan Chase Bank, will be subject to the credit risk of JPMorgan Chase Bank. Investors are dependent on JPMorgan Chase Bank’s ability to pay any amounts due on the CDs in excess of FDIC insurance limits. Any actual or potential change in the creditworthiness, credit ratings or credit spreads related to us or our affiliates, as determined by the market for taking that credit risk, is likely to adversely affect the value of the CDs.

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●	WE MAY DETERMINE THE ADDITIONAL AMOUNT FOR YOUR CDs EARLY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS —

If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the CDs due to a commodity hedging disruption event, we may, in our sole and absolute discretion, cause the CD calculation agent to determine the Additional Amount for your CDs early based on the CD calculation agent’s good faith determination of the option value for your CDs (i.e., the price of the embedded option representing the Additional Amount payable on the CDs at maturity) on the date on which the CD calculation agent determines that a commodity hedging disruption event has occurred, which may be significantly earlier than the Observation Date. Under these circumstances, the amount due and payable on your CDs will be due and payable only at maturity, and that amount will not reflect any appreciation of the Index after such early determination. See “General Terms of the CDs — Consequences of a Commodity Hedging Disruption Event” in the accompanying disclosure statement for more information.

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the CDs. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the CDs. It is possible that hedging or trading activities of ours or our affiliates in connection with the CDs could result in substantial returns for us or our affiliates while the value of the CDs declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying disclosure statement. See also “— Risks Relating to the Index — Our Affiliate, JPMS, Is the Index Calculation Agent and May Adjust the Index in a Way that Affects Its Level” below.

In addition, one of our affiliates, JPMS, is one of the primary dealers through which the U.S. Federal Reserve conducts open-market purchases and sales of U.S. Treasury and federal agency securities, including U.S. Treasury notes. These activities may affect the prices and yields on the U.S. Treasury notes, which may in turn affect the levels of two of the Bond Constituents and the level of the Index. JPMS has no obligation to take into consideration your interests as a holder of the CDs when undertaking these activities.

●	THE CDs DO NOT PAY INTEREST.
●	YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE CONSTITUENTS, THE FUTURES CONTRACTS UNDERLYING THE CONSTITUENTS OR THE SECURITIES OR COMMODITIES UNDERLYING THOSE FUTURES CONTRACTS.
●	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE CDs, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the CDs. Investors should undertake their own independent investigation of the merits of investing in the CDs, the Constituents, the futures contracts in the Constituents and the securities and commodities underlying those futures contracts.

●	LACK OF LIQUIDITY —

The CDs will not be listed on an organized securities exchange. JPMS and its affiliates may offer to purchase the CDs upon terms and conditions acceptable to them, but are not required to do so. You may not be able to sell your CDs. The CDs are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your CDs to maturity. For more information, see “General Terms of the CDs — Additions and Withdrawals” and “Discounts and Secondary Market” in the accompanying disclosure statement.

●	LIMITATIONS ON FDIC INSURANCE —

As a general matter, a holder who purchases a principal amount of CDs, together with other deposits that it maintains at JPMorgan Chase Bank in the same ownership capacity, that is greater than the applicable limits set by federal law and regulation will not be insured by the FDIC for the principal amount exceeding such limit. In addition, under FDIC interpretations, the return on the CDs, which is reflected in the form of the Additional Amount, is not insured by the FDIC until the Observation Date or, if applicable in the case of a commodity hedging disruption event, such earlier date upon which the return payable at maturity is determined. Any amounts due on the CDs in excess of the applicable FDIC insurance limits will be subject to the credit risk of JPMorgan Chase Bank. For more information, see “Deposit Insurance” in the accompanying disclosure statement.

●	JPMS’S ESTIMATED VALUE OF THE CDs IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE CDs —

JPMS’s estimated value is only an estimate determined by reference to several factors. The original issue price of the CDs exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the CDs are included in the

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original issue price of the CDs. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the CDs and the estimated cost of hedging our obligations under the CDs. See “JPMS’s Estimated Value of the CDs” in this disclosure supplement.

●	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE CDs AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the CDs” in this disclosure supplement.

●	JPMS’S ESTIMATED VALUE IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of JPMS’s estimated value may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by us or our affiliates. Any difference may be based on, among other things, our view of the funding value of the CDs as well as the issuance, operational and ongoing liability management costs of the CDs. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the CDs. Our use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the CDs and any secondary market prices of the CDs. See “JPMS’s Estimated Value of the CDs” in this disclosure supplement.

●	THE VALUE OF THE CDs AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE CDs FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the CDs will be partially paid back to you in connection with any repurchases of your CDs by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the CDs” in this disclosure supplement for additional information relating to this initial period. Accordingly, the estimated value of your CDs during this initial period may be lower than the value of the CDs as published by JPMS (and which may be shown on your customer account statements).

●	SECONDARY MARKET PRICES OF THE CDs WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE CDs —

Any secondary market prices of the CDs will likely be lower than the original issue price of the CDs because, among other things, secondary market prices take into account our internal secondary market funding rates for structured issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the CDs. As a result, the price, if any, at which JPMS will be willing to buy the CDs from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

In addition, if JPMS or any other affiliate of ours purchases your CDs in the secondary market within six days after their initial issuance, you will be subject to early withdrawal penalties we are required to impose pursuant to Regulation D of the Federal Reserve Board. Under these circumstances, the repurchase price will be less than the original issue price of the CDs.

●	SECONDARY MARKET PRICES OF THE CDs WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the CDs during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the CDs, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the CDs, if any, at which JPMS may be willing to purchase your CDs in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the CDs — Secondary market prices of the CDs will be impacted by many economic and market factors” in the accompanying disclosure statement.

Risks Relating to the Index

●	OUR PARENT COMPANY, JPMORGAN CHASE & CO., IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX, THE REFERENCE INDEX UNDERLYING THE FUTURES CONTRACTS INCLUDED IN ONE OF THE EQUITY CONSTITUENTS,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the securities included in the reference index underlying the futures contracts included in that Equity Constituent.

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●	OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL —

JPMS, one of our affiliates, currently acts as the Index Sponsor and the Index Calculation Agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing their composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the CDs, which may affect your return on the CDs, particularly where JPMS, as the Index Sponsor and the Index Calculation Agent, is entitled to exercise discretion. The rules governing the Index may be amended at any time by the Index Sponsor, in its sole discretion. The rules also permit the use of discretion by the Index Sponsor and the Index Calculation Agent in relation to the Index in specific instances, including, but not limited to, the determination of whether to replace a Constituent with a substitute or successor upon the occurrence of certain events affecting that Constituent, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the Index Calculation Agent to calculate and publish the levels of the Index and the interpretation of the rules governing the Index. Although JPMS, acting as the Index Sponsor and the Index Calculation Agent, will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the CDs and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your CDs.

Although judgments, policies and determinations concerning the Index are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMorgan Chase Bank and JPMS, ultimately controls JPMorgan Chase Bank and JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your CDs. Furthermore, the inclusion of any Constituent in the Index is not an investment recommendation by us or JPMS of that Constituent or any of the futures contracts underlying that Constituent.

●	AN INVESTMENT IN THE CDs CARRIES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT STRATEGY —

The Index construction reflects a momentum investment strategy. Momentum investing generally seeks to capitalize on positive trends in the returns of financial instruments. As such, the weights of the Constituents in the Index are based in part on the recent performance of the Constituents. However, there is no guarantee that recent performance trends will continue in the future. In addition, the caps and floors on the Constituent weights applied at the individual and asset class levels will result in lower weights for the Constituents with the best recent performance than would be the case if those caps and floors were not applied. Moreover, the aggregate assigned weights of the J.P. Morgan US Large Cap Equities Futures Index, the J.P. Morgan US Small Cap Equities Futures Index, the J.P. Morgan German Equities Futures Index and the J.P. Morgan Japanese Equities Futures Index (the “Equity Constituents”) and the aggregate assigned weights of the J.P. Morgan 5Y U.S. Treasury Futures Index, the J.P. Morgan 10Y U.S. Treasury Futures Index, the J.P. Morgan German Government Bond Futures Index and the J.P. Morgan Japanese Government Bond Futures Index (the “Bond Constituents”) will, in each case, not be less than 10%, even in cases where the recent performance of the Equity Constituents or the Bond Constituents, as applicable, is significantly worse than the recent performance of the remaining Constituents.

Furthermore, the Index will maintain a 100% net long exposure to the Constituents at all times, even when most or all Constituents are displaying negative performance. Moreover, once a selected portfolio has been identified and implemented, the Index will track the performance of the relevant Constituent until the next rebalancing of the Index, even when the performance of those Constituents is worse than their recent performance, or than the performance of the remaining Constituents.

In addition, due to the Index’s momentum investment strategy, the Index may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced returns one direction, but which subsequently experience a sudden return in the other direction. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline.

●	THE INDEX MAY PERFORM POORLY AT TIMES WHEN THE PHASE OF THE MARKET CYCLE IS CHANGING OR DURING PERIODS CHARACTERIZED BY SHORT-TERM VOLATILITY —

While historical data and statistical analysis support the premise that assets tend to move in multi-year cycles, performance of assets will be variable, even within a particular phase of a market cycle, and the nature of a market cycle is such that the performance of assets will shift from phases of positive performance to phases of negative performance over time. Because the Index’s strategy is based on momentum investing, the Index may perform poorly during times when a Constituent’s performance is not consistent with the current phase of the market cycle or when the current phase of the market cycle for that Constituent is changing. In non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Index may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

DS-8 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

●	BECAUSE THE INDEX MAY INCLUDE NOTIONAL SHORT POSITIONS, THE CDs MAY BE SUBJECT TO ADDITIONAL RISKS —

During each rebalancing of the Index, the Index may assign negative weights as low as -10% to one or more of the Equity Constituents and the Bond Constituents and negative weights as low as -20% to one or both of the J.P. Morgan Brent Crude Oil Futures Index and the J.P. Morgan Gold Futures Index (the “Commodity Constituents”), thereby providing notional short exposure to one or more Constituents. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed. It is possible that a Constituent may appreciate substantially while the Index is providing a notional short exposure to that Constituent, thus resulting in an adverse effect on the level of the Index and the value of your CDs.

Moreover, if the Index provides both notional long and short exposures to the Constituents, the total long and short exposure to the Constituents may exceed 100%, perhaps significantly, which increases the risk that the Index will suffer losses, thereby adversely affecting any payment on the CDs and the value of the CDs.

●	THE INDEX MAY NOT APPROXIMATE ITS INITIAL VOLATILITY THRESHOLD OF 4% —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates its initial volatility threshold of 4%. The actual realized volatility of the Index will depend on the performance of the Constituents included in the selected portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 4%, perhaps significantly, or less than 4%. Furthermore, the volatility threshold of the Index is subject to upward adjustment and, thus, the realized volatility threshold used to determine any selected portfolio may be greater than 4%, perhaps significantly. While the assigned weights of the notional portfolio(s) tracked by the Index are based in part on the recent historical volatility of the relevant notional portfolio, there is no guarantee that trends existing in the relevant measurement periods will continue in the future. The volatility of the notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than the volatility threshold used to select to the relevant selected portfolio(s), which may adversely affect the level of the Index and the value of the CDs.

In addition, due to the weight constraints applied in constructing the Index, the aggregate assigned weights of the Equity Constituents will not be less than 10%, even if Equity Constituents are performing poorly. In general, the Equity Constituents will tend to receive their minimum weight of 10% during periods when equities are experiencing poor performance or high volatility. In addition, during periods when equities are experiencing high volatility, the initial volatility threshold, and the actual realized volatility, may be significantly higher than 4%, even if other assets are not experiencing high volatility.

●	A SIGNIFICANT PORTION OF THE INDEX’S EXPOSURE MAY BE ALLOCATED TO THE BOND CONSTITUENTS —

Under normal market conditions, the Equity Constituents and the Commodity Constituents have tended to exhibit realized volatilities that are higher than the realized volatilities of the Bond Constituents in general over time. As a result, the Index will generally need to reduce its exposure to the Equity Constituents and the Commodity Constituents in order to satisfy the volatility threshold. Therefore, the Index may have significant exposure for an extended period of time to the Bond Constituents, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituents and the Commodity Constituents. However, the returns of the Bond Constituents may be significantly lower than the returns of the Equity Constituents and the Commodity Constituents, and possibly even negative while the returns of the Equity Constituents and the Commodity Constituents are positive, which will adversely affect the level of the Index and any payment on, and the value of, the CDs.

●	THE INDEX IS SUBJECT TO CONCENTRATION RISK IN ITS ALLOCATION AMONG THE CONSTITUENTS —

The strategy employed by the Index involves an asset allocation that imposes certain weight caps and floors that may result in the Index being allocated to as few as three Constituents, with up to 40% of the Index being allocated to a single Equity Constituent and/or any single Bond Constituent. Under these circumstances, the Index may face more risks than if it were diversified broadly over numerous asset classes and geographical regions. Accordingly, the Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its Constituents and the relevant asset classes than a more broadly diversified allocation among its Constituents. Additionally, the Index allocation will sometimes result in exposure to only Equity Constituents and Bond Constituents, without any exposure to the Commodity Constituents.

●	CHANGES IN THE VALUES OF THE CONSTITUENTS MAY OFFSET EACH OTHER —

Because the CDs are linked to the Index, which is linked to the performance of the Constituents, which collectively represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan), price movements between the Constituents representing different asset classes or developed markets may not correlate with each other. At a time when the value of a Constituent representing a particular asset class or developed market increases, the value of other Constituents representing a different asset class or developed market may not increase as much or may decline.

DS-9 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

Therefore, in calculating the level of the Index, increases in the values of some of the Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Constituents. In addition, high correlation during periods of negative returns among Constituents could have a material adverse effect on the performance of the Index.

●	THE INDEX IS AN “EXCESS RETURN” INDEX AND NOT A “TOTAL RETURN” INDEX BECAUSE THE CONSTITUENTS DO NOT REFLECT INTEREST THAT COULD BE EARNED ON FUNDS NOTIONALLY COMMITTED TO THE TRADING OF FUTURES CONTRACTS —

Each of the Constituents is an excess return index and not a total return index. The Index, by providing exposure to the Constituents, is also an excess return index and not a total return index. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

Some indices, including the Constituents (and indirectly, the Index), that track futures contracts are excess return indices that measure the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in futures contracts). By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts (i.e., the collateral return associated with an investment in futures contracts). Investing in the CDs will not generate the same return as would be generated from investing directly in the relevant futures contracts or in a total return index related to those futures contracts.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this disclosure supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.

•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES REGULAR REBALANCING AND WEIGHTING CONSTRAINTS THAT ARE APPLIED TO THE CONSTITUENTS —

The Constituents are subject to regular rebalancing and weighting constraints applied individually and by asset type. By contrast, a notional portfolio that does not rebalance monthly and is not subject to any weighting constraints could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Constituents. Therefore, your return on the CDs may be less than the return you could realize on an alternative investment in the Constituents that is not subject to regular rebalancing or weighting constraints. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Constituents.

●	A CONSTITUENT MAY BE REPLACED BY A SUBSTITUTE INDEX UPON THE OCCURRENCE OF CERTAIN EXTRAORDINARY EVENTS —

Following the occurrence of certain extraordinary events with respect to a Constituent, the affected Constituent may be replaced by a substitute index or the Index Calculation Agent may cease calculation and publication of the Index on a date determined by the Index Calculation Agent. These extraordinary events generally include events that could materially interfere with the ability of market participants to transact in, or events that could materially change the underlying economic exposure of, positions with respect to the Index, any Constituent or any reference index, where that material interference or change is not acceptable to the Index Calculation Agent. If the Index Calculation Agent determines in its discretion that no suitable substitute is available for an affected Constituent, then the Index Calculation Agent will determine its good faith estimate of the closing level of that Constituent and remove it from the Index. In any such case, the Index Calculation Agent will, in good faith, make related adjustments to the Rules that it determines to be appropriate. See “The J.P. Morgan Multi-Asset Index — Succession and Extraordinary Events” in the accompanying underlying supplement for a summary of events that could trigger an extraordinary event.

You should realize that the changing of a Constituent may affect the performance of the Index, and therefore, the return on the CDs, as the replacement Constituent may perform significantly better or worse than the original Constituent. Moreover, the policies of the sponsor of the substitute index concerning the methodology and calculation of the substitute index, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index, could affect the level of the substitute index and therefore the value of the CDs. The amount payable on the CDs and their market value could also be affected if the

DS-10 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

sponsor of a substitute index or the sponsor of the reference index discontinues or suspends calculation or dissemination of the index, in which case it may become difficult to determine the market value of the CDs. The sponsor of the substitute index will have no obligation to consider your interests in calculating or revising such substitute index.

•	THE CONSTITUENTS ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS —

The Constituents each track the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile and could adversely affect the level of the Index and any payments on, and the value of, your CDs.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR CDs —

Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the levels of the Constituents and the level of the Index and could affect the levels of the Constituents and adversely affect the level of the Index and any payments on, and the value of, your CDs.

•	AN INCREASE IN THE MARGIN REQUIREMENTS FOR FUTURES CONTRACTS INCLUDED IN THE CONSTITUENTS MAY ADVERSELY AFFECT THE LEVEL OF THAT CONSTITUENT —

Futures exchanges require market participants to post collateral in order to open and keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in futures contracts underlying the Constituents, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the relevant futures contracts to decline significantly. As a result, the level of the Index and any payments on, and the value of, the CDs may be adversely affected.

•	THE CONSTITUENTS MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES —

The Constituents are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures contracts cease to exist, or if the calculation agent for the Constituents substitutes a futures contract in certain circumstances, the Index may in the future include futures contracts or over-the-counter contracts traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated non-U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, through its exposure to the Constituents, may be subject to certain risks not presented by futures contracts traded on regulated futures exchanges, including risks related to the liquidity and price histories of the relevant contracts.

●	CHANGES IN FUTURE PRICES OF THE FUTURES CONTRACTS INCLUDED IN THE CONSTITUENTS RELATIVE TO THEIR CURRENT PRICES COULD LEAD TO A DECREASE IN ANY PAYMENT ON THE CDs —

The Constituents are composed of futures contracts.  As the contracts underlying the Constituents come to expiration, they are replaced by contracts that have a later expiration.  For example, a contract notionally purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This is accomplished by notionally selling the October contract and notionally purchasing the November contract.  This process is referred to as “rolling.”  Excluding other considerations, if the market for the underlying futures contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  In addition,

DS-11 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

excluding other considerations, if the market for the underlying futures contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the notional purchase of the November contract would take place at a price that is lower than the price of the October contract, thereby creating a positive “roll yield.”

When the Index provides long exposure to a Constituent, the presence of contango in the relevant markets could adversely affect the values of that Constituent and the Index and, accordingly, any payment on the CDs.  In addition, when the Index provides short exposure to a Constituent, the presence of backwardation in the relevant markets could positively affect the value of that Constituent and therefore adversely affect the value of the Index and, accordingly, any payment on the CDs.

●	THE INDEX SHOULD NOT BE COMPARED TO ANY OTHER INDEX OR STRATEGY SPONSORED BY ANY OF OUR AFFILIATES —

The Index follows a notional rules-based proprietary strategy that may have objectives, features and/or constituents that are similar to those of another index or strategy sponsored by any of our affiliates (each, a “J.P. Morgan Index”). No assurance can be given that these similarities will form a basis for comparison between the Index and any other J.P. Morgan Index, and no assurance can be given that the Index would be more successful than or outperform any other J.P. Morgan Index. The Index operates independently and does not necessarily revise, enhance, modify or seek to outperform any other J.P. Morgan Index.

●	OTHER KEY RISKS:
o	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE CONSTITUENTS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE INDEX, WHICH WAS ESTABLISHED ON NOVEMBER 18, 2022, AND THE CONSTITUENTS, WHICH WERE ESTABLISHED ON DECEMBER 22, 2020, NOVEMBER 29, 2021 OR OCTOBER 24, 2022, HAVE LIMITED OPERATING HISTORIES AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE CDs ARE SUBJECT TO CURRENCY EXCHANGE RISK BECAUSE THE VALUES OF THE CONSTITUENTS DENOMINATED IN CURRENCIES OTHER THAN THE U.S. DOLLAR ARE CONVERTED INTO U.S. DOLLARS FOR PURPOSES OF CALCULATING THE LEVEL OF THE INDEX.
o	THE CDs ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS AND SMALL-CAPITALIZATION STOCKS.
o	THE CDs ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK.
o	THE COMMODITY FUTURES CONTRACTS UNDERLYING THE COMMODITY CONSTITUENTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES.
o	INVESTMENTS RELATED TO THE VALUES OF THE COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL CD INVESTMENTS.
o	HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE COMMODITY CONSTITUENTS RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.
o	THE MARKET PRICE OF CRUDE OIL AND GOLD WILL AFFECT THE VALUE OF THE CDs.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

DS-12 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 4, 2019 through November 11, 2022, and the historical performance of the Index based on the weekly historical closing levels of the Index from November 18, 2022 through August 16, 2024. The Index was established on November 18, 2022, as represented by the red vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on August 22, 2024 was 291.44. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the CDs will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— CDs with a Term of More than One Year,” in the accompanying disclosure statement. Except as described below, the discussions therein and below apply to you only if you purchase the CDs at the stated principal amount of $1,000 per note. We intend to treat the CDs as having an “issue price” equal to the stated principal amount of the CDs. Unlike a traditional certificate of deposit that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, the CDs will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your CDs in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the CDs until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the CD, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the CD. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying disclosure statement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of CDs at their issue price (as described above) should consult their tax advisers with respect to the tax consequences of an

DS-13 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

investment in CDs, including the treatment of the difference, if any, between the basis in their CDs and the CDs’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the CDs with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the CDs.

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your CD at maturity, as well as to the gross proceeds of a sale or other disposition of a CD prior to maturity, although under regulations proposed in 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the CDs.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 4.89%, compounded semiannually. Based upon our determination of the comparable yield, the “projected payment schedule” per $1,000 CD consists of a single payment at maturity, equal to $1,049.92. Assuming a semiannual accrual period, the following table states the amount of OID that will accrue with respect to the CDs during each calendar period, based upon our determination of the comparable yield and the projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 CD)	Total Accrued OID from Original Issue Date (Per $1,000 CD) as of End of Calendar Period
August 27, 2024 through December 31, 2024	$16.71	$16.71
January 1, 2025 through August 29, 2025	$33.21	$49.92

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the CDs in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your CDs will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”

JPMS’s Estimated Value of the CDs

JPMS’s estimated value of the CDs set forth on the cover of this disclosure supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income component with the same maturity as the CDs, valued using an internal funding rate, and (2) the derivative or derivatives underlying the economic terms of the CDs. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your CDs in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by us or our affiliates. Any difference may be based on, among other things, our view of the funding value of the CDs as well as the issuance, operational and ongoing liability management costs of the CDs. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the CDs. Our use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the CDs and any secondary market prices of the CDs. For additional information, see “Selected Risk Considerations — Risks Relating to the CDs Generally — JPMS’s Estimated Value Is Derived by Reference to an Internal Funding Rate.”

The value of the derivative or derivatives underlying the economic terms of the CDs is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the CDs is determined when the terms of the CDs are set based on market conditions and other relevant factors and assumptions existing at that time.

DS-14 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

JPMS’s estimated value of the CDs does not represent future values of the CDs and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the CDs that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the CDs could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy CDs from you in secondary market transactions.

JPMS’s estimated value of the CDs is lower than the original issue price of the CDs because costs associated with selling, structuring and hedging the CDs are included in the original issue price of the CDs. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the CDs and the estimated cost of hedging our obligations under the CDs. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the CDs may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits, if any. See “Selected Risk Considerations — Risks Relating to the CDs Generally — JPMS’s Estimated Value of the CDs Is Lower Than the Original Issue Price (Price to Public) of the CDs” in this disclosure supplement.

Secondary Market Prices of the CDs

For information about factors that will impact any secondary market prices of the CDs, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the CDs — Secondary market prices of the CDs will be impacted by many economic and market factors” in the accompanying disclosure statement. In addition, we generally expect that some of the costs included in the original issue price of the CDs will be partially paid back to you in connection with any repurchases of your CDs by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the CDs. The length of any such initial period reflects the structure of the CDs, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the CDs and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — Risks Relating to the CDs Generally — The Value of the CDs as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the CDs for a Limited Time Period.”

Supplemental Use of Proceeds

The CDs are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the CDs. See “Hypothetical Payout Profile” and “How the CDs Work” in this disclosure supplement for an illustration of the risk-return profile of the CDs and “The J.P. Morgan Multi-Asset Index” in this disclosure supplement for a description of the market exposure provided by the CDs.

The original issue price of the CDs is equal to JPMS’s estimated value of the CDs plus the selling commissions, paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the CDs, plus the estimated cost of hedging our obligations under the CDs.

We intend to use the net proceeds from the sale of the CDs for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the CDs.

Supplemental Plan of Distribution

JPMS and its affiliates will pay all of the selling commissions of $8.50 per $1,000 CD received from us to other affiliated or unaffiliated dealers.

Supplemental Donation Information

JPMorgan Chase & Co., our parent company, and/or its affiliates (“J.P. Morgan”) have previously agreed to make unconditional and irrevocable donations of $300,000, in the aggregate, to UPchieve to support the provision of free, online tutoring and college counseling to low-income high school students in the United States. See Annex A in this disclosure supplement for more information about UPchieve. There is no assurance that UPchieve’s stated mission or educational goals will be achieved or that J.P. Morgan’s donations will have a positive impact on upward mobility of low-income high school students supported by UPchieve. These donations and the amounts of these donations are not contingent on the sale of the CDs and will not impact the final terms of the CDs. To date, J.P. Morgan has donated $200,000 to UPchieve towards fulfilling its previous agreements.

We or our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the CDs.  Some of these projected profits, if any, may be used to offset a portion of the donations.

DS-15 | Structured Investments Certificates of Deposit Linked to the J.P. Morgan Multi-Asset Index

The issuance of the CDs and the related use of proceeds described above are not intended to comply with the Social Bond Principles, June 2021 (with June 2022 Appendix 1) (the “Principles”).  The Principles are voluntary process guidelines published by the International Capital Markets Association for the issuance of social bonds developed by a committee of issuers, investors and other market participants. We cannot assure you that the donations to UPchieve meets your expectations concerning social investing, expectations for sustainable finance products or any criteria or guidelines with which you are required to comply.

Additional Terms Specific to the CDs

You should read this disclosure supplement together with the accompanying disclosure statement and the accompanying underlying supplement. This disclosure supplement, together with the documents listed below, contains the terms of the CDs and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours and, to the extent of any inconsistency, any certificate of deposit disclosure statement produced and furnished by any unaffiliated dealer. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying disclosure statement and “Risk Factors” in the accompanying underlying supplement, as the CDs involve risks not associated with conventional certificates of deposit. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the CDs.

You may access these documents on our website:

●	Disclosure statement dated July 7, 2023: http://www.jpmorgan.com/content/dam/jpm/structured-products-documents/2023/omnibus-cd-disclosure-statement-070723.pdf
●	Underlying supplement no. CD-41-II dated August 25, 2023: http://www.jpmorgan.com/content/dam/jpm/structured-products-documents/2023/jpm-multi-asset-index-underlying-supplement-08252023.pdf

You may access information related to the audited Consolidated Financial Statements of JPMorgan Chase Bank, N.A. as at December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 at the following URL:

•	http://jpmorganchaseco.gcs-web.com/static-files/423ded7f-aff2-403b-8f00-34860d63c2d1

As used in this disclosure supplement, “we,” “us,” “our” and “JPMorgan Chase Bank” refer to JPMorgan Chase Bank, National Association.

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Annex A

UPchieve

J.P. Morgan has previously agreed to make unconditional and irrevocable donations of $300,000, in the aggregate, to UPchieve to support the provision of free, online tutoring and college counseling to low-income high school students in the United States. There is no assurance that UPchieve’s stated mission or educational goals will be achieved or that J.P. Morgan’s donations will have a positive impact on upward mobility of low-income high school students supported by UPchieve. These donations and the amounts of these donations are not contingent on the sale of the CDs and will not impact the final terms of the CDs. To date, J.P. Morgan has donated $200,000 to UPchieve towards fulfilling its previous agreements.

We have derived certain information about UPchieve set forth below including, without limitation, the students supported by UPchieve, the services offered by UPchieve and UPchieve’s mission from publicly available information, without independent verification.

UPchieve’s Mission

UPchieve states that it recognizes that a student’s family income is still the #1 predictor of their academic success. UPchieve states that its mission is to democratize access to academic support so that all students have an equal opportunity to finish high school, attend college and achieve upward mobility. UPchieve states that it seeks to provide free, online tutoring and college counseling to low-income high school students in the United States.

UPchieve has described the assistance that it has provided to students in the diagram below:

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UPchieve’s Educational Goals

Examples of UPchieve’s educational goals that J.P. Morgan’s fixed donation is intended to support is described below:

Deepen impact	Increase the number of tutoring sessions per student.
Expand subject offerings	Add new subjects such as World History and expand college counseling.
Reach more students	Strive to reach 50,000 students by the end of 2024.

There is no assurance that UPchieve’s stated mission or educational goals will be achieved or that J.P. Morgan’s donations will have a positive impact on upward mobility of low-income high school students supported by UPchieve.

J.P. Morgan’s donations are not intended to comply with the Social Bond Principles, June 2021 (with June 2022 Appendix 1). These donations are not a Commercial Co-Venture with UPchieve.

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